Exhibit 10.1

Brand Authorization Agreement

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.

Party B: Guangdong JUWO Trading Co., Ltd.

May 8, 2024

At Shenzhen

This Agreement is made and entered into by and between the Parties hereto at Shenzhen on May 8, 2024.

Parties:

(1) App-Chem: Xi’an App-Chem Bio (Tech) Co., Ltd. (hereinafter referred to as “Party A”);

(2) Project Company: Guangdong JUWO Trading Co., Ltd. (hereinafter referred to as “Party B”);

The above parties are collectively referred to as the “Parties”, and any of them is referred to as a “Party” respectively.

WHEREAS:

(A) Party A and Party B have reached the intention of cooperation in accordance with the relevant laws and regulations of the People’s Republic of China and the negotiations between Party A and Party B on relevant business and resources in the earlier stage.

(B) Based on the principle of equal consultation and mutual benefit, after consultation, Party A and Party B hereby reach the following cooperation agreement on promoting relevant cooperation, and the Parties hereto shall abide by and perform this agreement.

Accordingly, the Parties agree on the terms and conditions of this agreement as follows:

1.	Strategic Cooperation and Authorization of Non-exclusive Brand Use

1.1 Party A and Party B will reach a strategic cooperation regarding the construction and development of marketing and supply chain systems for liquor distribution and sales, liquor brands, functional liquor and hangover relief products in mainland China.

1.2 Party A agrees Party B’s non-exclusive use of “Jiangwang and App-Chem Co-Branding” for promotion. Party A will actively support and assist with Party B’s brand promotion and market strategy. The two Parties shall negotiate separately if Party B needs to use Party A’s other non-exclusive trademarks, brands and commercial logos in the liquor industry, etc. Party A’s authorization and cooperation with Party B will be effective for two (2) years, from May 8, 2024 to May 7, 2026. Party B shall not continue to use the brand of “Jiangwang and App-Chem Co-Branding” in any form after the expiration of this agreement. Otherwise, Party B shall be liable for infringement of rights. After the expiration, Parties may extend the cooperation period through another agreement between Parties if both Parties intend to continue the cooperation.

1.2 Party B will leverage its advantages in channel distribution resources online and offline in liquor market in mainland China to promote App-Chem’s sales of alcoholic health products, with a view to achieve sales of over RMB100,000,000.00 in both years of 2024 and 2025.

1.3 Parties will engage in further negotiations for deeper and broader cooperation at the level of product R&D, sales, and strategic cooperation, including but not limited to cooperation in research and development of a series of healthy liquor products.

1.4 Party B can only use Party A’s Brand on its products after obtaining Party A’s written consent, provided that all products produced and sold in each batch shall be reported to Party A.

2.	Statement, Warranties, Commitment and Limitations

2.1 Party A warrants that:

(a) Party A has all the rights and authorization to sign this Agreement, exercise the rights and fulfill the obligations hereunder. This Agreement shall be legal, valid and binding on Party A upon execution and shall be enforceable in accordance with the terms hereof;

(b) The execution, delivery and performance of this Agreement by Party A does not violate, and will not violate any law, regulations, any directives or ordinances of any legislature, governmental authority or regulatory authority applicable to it in the future as of the execution and closing date of this Agreement.

(c) The brands, trademarks and logos, etc. authorized by Party A to Party B shall be legally owned by Party A and do not infringe the rights of any third Party.

2.2 Party B warrants that:

(a) Party B shall not use Party A’s brand or related commercial information outside the scope of the cooperation projects defined hereunder, nor shall it engage in any direct or indirect actions that harm the reputation of Party A;

(b) Party B has all the rights and authorization to sign this Agreement, exercise the rights and fulfill the obligations hereunder. This Agreement shall be legal, valid and binding on Party B upon execution and shall be enforceable in accordance with the terms hereof;

(c) The execution, delivery and performance by Party B of this Agreement does not violate, and will not violate any law, regulations, any directives or ordinances of any legislature, governmental authority or regulatory authority applicable to it in the future as of the execution and closing date of this Agreement.

(d) Party B will not mislead consumers with false propaganda, and it shall not manufacture or sell counterfeit products in the process of using Party A’s brands, trademarks, logos, etc. Party B will not manufacture, sell, transfer, give away and use any products containing the same or similar brand logo as Party A’s, without Party A’s written authorization. Party B shall be responsible for compensating all of Party A’s damages, including but not limited to litigation costs, publicity costs, preservation costs, attorney’s fees due to Party B’s violation of the Advertising Law of the People’s Republic of China, Food Safety Law of the People’s Republic of China and other relevant laws and regulations.

(e) Party B undertakes to ensure that the company operates in a sound and legally compliant manner, and that all business risks, product quality risks, legal and regulatory risks incurred by Party B shall be fully borne by Party B. Meanwhile, Party B undertakes to indemnify Party A against any damage to its brand reputation, as well as any other risks and losses incurred by Party B due to its reasons.

2.3 None of the provisions herein shall be construed to impede either Party (as the non-defaulting Party) from initiating legal proceedings and obtaining injunctive relief for damages incurred due to the defaulting Party’s fault or refusal to complete the purchase and sale transaction by the agreed upon time and in the agreed upon manner, thereby obtaining damages remedies or other remedies beyond damages as compensation.

2.4 Each statement of warranty shall be construed as a separate and independent statement of warranty and shall not be limited or restricted by any other provision herein or any other statement of warranty, except there is an explicit contrary provision.

2.5 If either Party has been fully indemnified for any fact or circumstance regarding the breach of any statement of warranty by the other Party, that Party shall not be entitled to assert any rights with respect to any other statement of warranty under the same fact or circumstance. If the non-defaulting Party incurs any costs or expenses or additional liabilities, or suffers losses as a result of a breach of this Agreement by the defaulting Party, the defaulting Party shall indemnify the non-defaulting Party against such costs, expenses, liabilities or losses, including interest paid, payable or to be paid. Damages shall include but not limited to, compensation for direct economic loss and related costs of litigation, attorney’s fees, notary fees, and property preservation insurance premiums, and other costs of defending rights.

3.	Severability

If any aspect of any provision or provisions of this Agreement be or be rendered invalid, illegal, unenforceable, or incapable of performance at any time, the validity, legality, enforceability, or performance of the other provisions herein shall not be affected or impaired by such circumstance in any way.

4.	Assignment

This Agreement shall be binding upon the Parties hereto and their respective successors and assigns. No Party shall assign this Agreement without the prior written consent of the other Party.

5.	Notices

5.1 Any notice, claim, or other communication to be given by either Party under this Agreement shall be in writing in Chinese or English and delivered personally or sent by prepaid registered mail (if sent overseas, by airmail) to the following address of the receiving Party and shall be deemed to have been validly given:

To Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.

Address: C601, Gazelle Valley, No.69 Jinye Road, Hi-tech Zone, Xi’an, Shaanxi Province, China

Telephone:

Contact Person:

To Party B: Guangdong JUWO Trading Co., Ltd.

Address: 32C, Anhongji Tianyao Plaza, Longhua District, Shenzhen

Telephone:

Contact Person:

Either Party may also notify the other Party of any change in its address or recipient at any time, provided that such notification does not affect the effectiveness of any notice given in accordance with Section 5.1 of this Agreement.

5.2 Notice shall be deemed to have been validly given in accordance with Section 5.1 of this Agreement if:

(a) Notice is hand-delivered to the address specified in Section 5.1 of this Agreement;

(b) Two business days shall pass from the date of mailing (excluding airmail);

(c) Six business days shall pass from the date of mailing (including airmail).

5.3 If the notice is sent after 5:00 PM on a business day, it shall be deemed to have been sent at 9:00 AM on the next business day immediately following.

5.4 If a notice is hand-delivered to the proper address or if the address on the mailed envelope is correct, it shall be deemed to have been given in accordance with Section 5.1 of this Agreement, and such evidence shall be irrefutable.

6.	Confidentiality

6.1 This Agreement and its terms must be kept confidential, excluding the following:

(a) Disclosure of mandatory provisions of law, judicial or administrative proceedings or contractual agreements (including but not limited to relevant Agreements or legal documents entered into by either Party to this Agreement or its holding company or contacts);

(b) To disclose to the directors, officers, employees, agents and consultants of each Party in confidence such information as it is necessary to know, but in each case the disclosing Party must keep this Agreement, its terms and its contents confidential; and

(c) The disclosing Party can demonstrate that the disclosure is legally required by competent supervisory, regulatory or government agencies (including any stock exchanges or Securities and Futures Commission or as required under the Listing Rules). Such disclosures shall be in the extent of requirements of competent supervisory, regulatory or government agencies.

6.2 The obligation of confidentiality hereunder shall remain in effect without limitation of time.

7.	Breach of Agreement

7.1 Any breach by either Party of any obligation or undertaking or warranty hereunder shall constitute a breach of this Agreement.

7.2 If any of the circumstances set forth in Section 7.1 hereof occurs, the non-defaulting Party shall have the right to request the defaulting Party to make corrections within 30 days, and if the defaulting Party fails to make amends within the limited period, the non-defaulting Party shall have the right to terminate this Agreement in writing. The defaulting Party shall indemnify the non-defaulting Party against all claims, losses, liabilities, compensation, costs and expenses directly or indirectly caused by the defaulting Party, as well as non-defaulting Party’s legal fees, litigation costs, travel expenses, enforcement costs, evaluation fees, property preservation fees and other expenses necessary for the realization of compensation.

8.	General Clauses

8.1 Unless otherwise specified, the remedies granted to each Party in this Agreement for breach of Agreement shall be independent of and additive to all other existing rights and remedies of each Party and not mutually exclusive or set-off. The rights granted to either Party under this Agreement (except in the event that either Party expressly waives the obligations or obligations of the other Party or the Parties enter into any supplementary agreement or binding amendment to this Agreement which reduces or limits the obligations or obligations of either Party under this Agreement) will not be reduced or limited if either Party grants a waiver or suspension to the other Party. The failure or delay of either Party to exercise any rights or remedies under this Agreement shall not be deemed to be a waiver of such rights or remedies; similarly, the sole or partial exercise of any rights or remedies under this Agreement shall not limit the further exercise of such rights or remedies or the exercise of any other rights or remedies under this Agreement.

8.2 If any provision of this Agreement is held to be invalid, unlawful or non-binding by any court or arbitral body or place of competent jurisdiction, the deletion of such provision from this Agreement to the extent permitted by applicable law shall not affect the validity, legality or binding force of any other provisions of this Agreement, which shall continue in full force and effect.

8.3 None of the provisions of this Agreement shall constitute or shall be deemed to constitute a partnership or agency relationship.

8.4 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and does not contain any implied terms and supersedes any prior agreements or understandings between the Parties, whether written or oral, which are not incorporated herein.

8.5 No change or waiver of this Agreement shall be made except in writing and executed by the Parties hereto.

8.6 This Agreement is executed in Chinese.

9.	Execution

9.1 This Agreement shall enter into force under the signatures and seals of the Parties, which may be executed independently by the Parties in two or more counterparts in different counterparts. Such executed and delivered counterparts shall be deemed as the originals hereof, and each pair of counterparts shall constitute one and the same instrument.

9.2 This Agreement is made in duplicate, with one original held by each Party and each original having the same effect.

10.	Governing Law and Settlement of Disputes

10.1 All disputes arising out of or in connection with the execution and performance of this Agreement shall be settled by the Parties through friendly negotiation. If no settlement can be reached through negotiation, the Parties hereto shall have the right to file a lawsuit with the People’s Court where Party A is located. The Parties agree that this Agreement shall be construed by and governed by the laws of the People’s Republic of China.

10.2 During the litigation period, the Parties shall continue to perform other obligations under this Agreement except for the matters in dispute submitted for litigation.

11.	Alteration, Rescission or Termination

11.1 Unless otherwise agreed herein, this Agreement shall be terminated under any of the following circumstances:

(1) The Parties agree to terminate this Agreement;

(2) The Parties are unable to achieve the purpose of the agreement due to force majeure;

(3) This Agreement is deemed invalid by the People’s Court.

(4) Party B shall be fully responsible for, and Party A shall not be liable for, any of the following events occurring in Party B, including but not limited to, product quality problems, damage to Party A’s brand reputation, debt disputes, other civil liabilities, penalties imposed by government and administrative departments, criminal liabilities, and other non-compliance and illegal events. At the same time, Party A has the right to rescind or terminate this Agreement, withdraw the authorization, and claim Party B to compensate Party A for all losses.

11.2 Neither Party may unilaterally terminate this Agreement without cause during the authorization period, and unilateral termination shall be null and void.

11.3 Termination of this Agreement due to breach by either Party shall not affect the right of the non-defaulting Party to claim compensation for losses in accordance with Section 7.2 hereof.

Party A (Seal):

Authorized Representative (Signature):

Party B (Seal):

Authorized Representative (Signature):